EXHIBIT 99.1

The premier capital provider to the hospitality industryTM	NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY COMPLETES SALE OF SEVEN SELECT SERVICE
HOTELS FOR $57.5 MILLION
Highlights:
à First phase of asset sales nears completion
à Sales price equates to $82,500 per key and 8.5% trailing 12 month NOI cap rate
DALLAS — (May 21, 2007) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced that it has completed the sale of seven Towne Place Suites for $57.5 million. The sale is expected to generate a net gain of $17.2 million during the second quarter of 2007, which is expected to be deferred through a section 1031 tax-free exchange. The pricing equates to $82,500 per key and a 8.5% trailing 12-month NOI cap rate.
The Company has now sold $147.3 million of the estimated $170 million of Phase 1 assets, resulting in a net gain of $34.0 million, or $0.24 per diluted share. The 16 hotels and two office buildings in Phase 1 were originally acquired within larger portfolio transactions and were considered non-core. Two hotels are currently under contract and expected to be sold around June 30, 2007, with one hotel and one office building remaining to be sold.
The seven Towne Place Suites are located in: Tewksbury, Massachusetts; Ft. Worth, Texas; Miami, Florida; Miami Lakes, Florida; Mt. Laurel, New Jersey; Scarborough, Maine; and, Newark, California.
Monty J. Bennett, President and Chief Executive Officer of Ashford, commented, “With a few more assets left to sell in the first phase of our asset sales strategy, we are ahead of our initial projection in terms of gross proceeds and net gain. Combined with our recent equity raise, completing the Phase I asset sales process will reduce our net debt to total enterprise value to approximately 58%. Paring down our non-core assets has also further concentrated our portfolio in upper-upscale hotels in strong, growing metropolitan and coastal markets. We continue to evaluate potential capital recycling opportunities and expect the benefits of this repositioned portfolio to continue to be evident in our strong operating performance. Our efforts remain focused on internal growth and extracting the maximum value out of our operating performance in our portfolio.”
-MORE-

14185 Dallas Parkway, Suite 1100, Dallas, TX 75254	Phone: (972) 490-9600

AHT Sells Seven Select Service Hotels

May 21, 2007
* * * * *
Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the timing for closing, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income is the property’s funds from operations minus a capital expense reserve of either 4% or 5% of gross revenues. Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales or properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
-END-